As filed with the Securities and Exchange Commission on February 8, 2005

Registration No. 333
================================================================================

                          U.S. SECURITIES AND EXCHANGE
                             COMMISSION Washington,
                                   D.C. 20549
                      -------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                           HIRSCH INTERNATIONAL CORP.
             (exact name of Registrant as specified in its charter)


                     Delaware                             11-2230715
         (State or other jurisdiction of                (I.R.S. Employer
          incorporation or organization)                Identification Number)

                             200 Wireless Boulevard
                            Hauppauge, New York 11788
                    (Address of principal executive offices)

               Hirsch International Corp. - 2003 Stock Option Plan
                            (Full title of the plan)


                                 Beverly Eichel
                          Vice President-Finance, Chief
                         Financial Officer and Secretary
                             Chief Executive Officer
                           Hirsch International Corp.
                             200 Wireless Boulevard
                            Hauppauge, New York 11788
                                 (516) 436-7100


                                    Copy to:
                              Adam P. Silvers, Esq.
                         Ruskin Moscou Faltischek, P.C.
                      190 EAB Plaza, East Tower, 15th Floor
                            Uniondale, New York 11556
                              (516) 663-6600 (516)
                              663-6643 (facsimile)

                         CALCULATION OF REGISTRATION FEE

============================================ =================== ===================== ===================== =====================

                                              Number of shares     Proposed maximum      Proposed maximum
Title of each class of securities to be       to be registered    Offering price per    aggregate offering        Amount of
registered                                                              share                 price          Registration fee (1)
Class A Common Stock, $.01 par value (3)          560,000              $1.09(1)            $610,400(1)             $71.85
                                                  190,000              $1.12(2)            $212,800(2)             $25.05
============================================ =================== ===================== ===================== =====================

(1) Estimated solely for the purposes of calculating the registration fee of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Hirsch International Corp. as reported on Nasdaq SmallCap Market on February 3, 2005.

(2) Based upon the weighted average exercise price of the 190,000 shares subject to outstanding options under the Hirsch International Corp. 2003 Stock Option Plan.

(3) Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A Common Stock which may become issuable under the Hirsch International Corp. 2003 Stock Option Plan by reason of the anti-dilution provisions contained in such plan.
================================================================================

::ODMA\PCDOCS\RMF_DOC\306844\1
                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in this Part I will be sent or given to employees participating in the Hirsch International Corp. 2003 Stock Option Plan (the "Plan"), as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the "Commission"). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitutes a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)  The Company's Annual Report on Form 10-K (File No. 000-23434) for
              the year ended January 31, 2004;

(b) The Company's Quarterly Report on Form 10-Q (File No. 000-23434) for the quarter ended October 30, 2004;

(c) The Company's Quarterly Report on Form 10-Q (File No. 23434) for the quarter ended July 31, 2004;

(d) The Company's Quarterly Report on Form 10-Q (File No. 23434) for the quarter ended April 30, 2004; and

(e) The description of the Company's Common Stock contained in its Registration Statement on Form S-3 (Registration Nos. 333-26539 and 333-28603) filed with the Commission on June 6, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The law firm of Ruskin Moscou Faltischek, P.C. has acted as counsel for the Company in the preparation of this Registration Statement. As of February 3, 2005, certain members of the firm beneficially owned an aggregate of one thousand (1,000) shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's personal liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty; provided, however, that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) pursuant to Section 174 of the DGCL, liability for dividends paid or stock repurchased or redeemed in violation of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit.

         The above is a general summary of certain provisions of the DGCL and is subject, in all cases, to specific and detailed provisions of the DGCL.

         Article Eighth of the Company's Certificate of Incorporation provides that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection
(b) of ss.102 of the DGCL.

         Article Ninth of the Company's Certificate of Incorporation provides that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the DGCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

         The Company currently maintains directors' and officers' liability insurance coverage for all directors and officers.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

4.1 Hirsch International Corp. 2003 Stock Option Plan, as hereby amended.

5.1 Opinion of Ruskin Moscou Faltischek, P.C.

23.1 Consent of BDO Seidman, LLP

23.2 Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)

ITEM 9.  UNDERTAKINGS

(a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on the 8th day of February, 2005.


HIRSCH INTERNATIONAL CORP.


By: /s/ Beverly Eichel
----------------------
Beverly Eichel, Vice President-Finance
Chief Financial Officer and Secretary


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on the 8th day of February, 2005.

Members of the Board of Directors:


/s/ Henry Arnberg                           Chairman of the Board of Directors
-----------------------------------------------
Name:  Henry Arnberg


/s/ Paul Gallagher                           President, Chief Executive Officer,
--------------------------------------------Chief Operating Officer and Director
Name:  Paul Gallagher


/s/ Beverly Eichel                               Vice President - Finance, Chief
-----------------------------------------------  Financial Officer and Secretary
Name:  Beverly Eichel


/s/ Daniel Vasquez                                   Corporate Controller
-----------------------------------------------
Name:  Daniel Vasquez


/s/ Marvin Broitman                                  Director
-----------------------------------------------
Name:  Marvin Broitman


/s/ Mary Ann Domuracki                               Director
-----------------------------------------------
Name:  Mary Ann Domuracki


/s/ Christopher J. Davino                            Director
-----------------------------------------------
Name:  Christopher J. Davino